Exhibit 5.1
July 17, 2024
TWFG, Inc.
1201 Lake Woodlands Drive, Suite 4020
The Woodlands, Texas 77380

Re:	TWFG, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to TWFG, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 4,346,667 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the TWFG, Inc. 2024 Omnibus Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company, (ii) each award agreement setting forth the terms of each award granted pursuant to the Plan is consistent with the Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s Amended and Restated Certificate of Incorporation that have not otherwise been issued or reserved or committed for issuance, and (iv) the price per share paid for Shares issued pursuant to the Plan is not less than the par value of the Shares. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan and the applicable

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award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.    We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
B.    This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP